Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING TO ACQUIRE

ZIA PARK RACETRACK/BLACK GOLD CASINO FOR $200 MILLION

- Accretive Transaction Expands Penn National’s Racing and

Gaming Assets and Diversifies Operations Into New Mexico -

Wyomissing, Pennsylvania and Hobbs, New Mexico, November 7, 2006 — Penn National Gaming, Inc. (NASDAQ:PENN) announced today that it has entered into a definitive agreement to purchase the assets of Zia Partners, LLC, which are primarily comprised of Zia Park Racetrack and its Black Gold Casino on approximately 320 acres of land, for $200 million, subject to standard working capital and other adjustments.  The acquisition will diversify Penn National’s operations into the New Mexico gaming and racing market and is expected to be immediately accretive to earnings upon closing.

The transaction, which is anticipated to close mid-2007, is subject to customary closing conditions and approval by the New Mexico Gaming Control Board and New Mexico Racing Commission as well as other regulatory bodies.  Penn National Gaming intends to fund the purchase with additional borrowings under its existing $750 million revolving credit facility of which $357.5 million was drawn at September 30, 2006.

Located in Hobbs, in eastern New Mexico, Zia Park is an integrated thoroughbred and quarterhorse racetrack and gaming facility that runs a 49-day race meet.  The facility’s Black Gold Casino features approximately 750 slot machines as well as the Black Gold Buffet and Black Gold Steakhouse and the Home Stretch Bar & Grill.  In the twelve months ended September 30, 2006, Zia Park reported that its operations generated approximately $69.7 million in revenue and approximately $24.5 million in EBITDA (earnings before interest, taxes, depreciation and amortization).

Commenting on the acquisition, Peter M. Carlino, Chief Executive Officer of Penn National stated, “We’re excited to be adding Zia Park to our diverse portfolio of successful racing and gaming properties, and to be entering a market where the state has worked collectively with racing and gaming to create a favorable environment.  Zia Park is an attractively valued acquisition that is just two years old and does not require significant capital expenditures.  The facility’s success in attracting patrons from west Texas has driven revenue growth during its first two years of operations.  We look forward to completing this transaction and welcoming Zia Park employees to Penn National.”

-more-

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates sixteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s facilities feature approximately 21,000 slot machines, over 425 table games, approximately 1,500 hotel rooms and approximately 630,000 square feet of gaming floor space.

In addition to historical facts or statements of current conditions, this press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations and beliefs but are not guarantees of future performance.  As such actual results may vary materially from expectations.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in New Mexico; delays in obtaining regulatory approvals required to complete, or other delays or impediments to completing the proposed acquisition; our ability to successfully integrate its operations; the availability and cost of financing; and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission, including without limitation, the Company’s reports on Form 10-K and 10-Q.  Penn National assumes no obligation to publicly update or revise any forward-looking statements.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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